FAIRFIELD COMMUNITIES, INC.
                        8669 COMMODITY CIRCLE, SUITE 200
                             ORLANDO, FLORIDA 32819

                                December 29, 2000

[Employee]
[Employee Address]
[City State]

Re:  Incentive Compensation Payments
     -------------------------------

Dear [Employee]:

     As you are aware, we have signed an Agreement and Plan of Merger with Cendant Corporation, whereby a subsidiary of Cendant will merge into us. We believe that the merger will close in the first quarter of 2001.

     Under our 2000 Incentive Compensation Plan ("2000 Plan"), you are eligible to receive an incentive bonus based on certain criteria [relating to, among other things, our earnings for 2000]. Under the 2000 Plan, you would receive your incentive bonus after December 31, 2000. Based on, among other things, an estimate of our expected earnings for the year, we currently estimate that you
will be entitled to a bonus payment of  $          ,  of which $     (the "Bonus
                                         ----------             ----
Payment") will be paid on or before December 31, 2000.

     Under the terms of your employment  agreement,  you will receive a one time
transition  payment of $        ,  which equals your annual base salary,  if you
                        --------
remain employed with us for a period of one year following completion of the merger. Under your employment agreement, you would receive your transition payment within five days following the first anniversary date of the merger. Alternatively, if you are terminated without cause or constructively discharged (as defined in your employment agreement) prior to the first anniversary of the
merger, you will also receive the transition payment. $       of your transition
                                                       ------
payment (the "Transition Payment") will be paid on or before December 31, 2000.

     In  connection  with the merger,  we have approved a one time cash bonus of
$           ("Merger Bonus") payable to you if you remain employed with us for a
 ---------
period of 90 days following completion of the merger. You are to receive your Merger Bonus after the 90th day following completion of the merger. FOR BERK: In connection with the merger, we have approved a one time cash bonus of $2,500,000 ("Merger Bonus") payable to you at the effective time of the merger. We have approved the payment to you of your Merger Bonus on or before December 31, 2000.

     FOR OFFICERS AFFECTED: You currently own vested warrants to purchase shares of our common stock. You have recently exercised warrants to purchase
                                                                         -------
shares ("Warrant Shares") of our common stock. Our Board of Directors has approved a payment ("Warrant Payment") to you of $ , which is equal to the
                                                   -----
product of (i) the difference between (a) $15 and (b) the closing price for a share of our common stock on the date you exercised your warrants, multiplied by (ii) the number of Warrant Shares.

     At your request and for your benefit, the Board of Directors has approved each of these payments to be made to you on or before December 31, 2000 based on your agreement to pay certain amounts as set forth below. You will have complete and unrestricted access to, control over, and use of the cash proceeds of each payment. Any earnings derived from the payments are solely for your benefit. You are under no obligation whatsoever to deposit such proceeds in escrow or otherwise to segregate such amounts to secure your obligations under this agreement or for any other purpose. No limit exists on your authority to invest these proceeds. We do not intend that the payments will be treated as loans from us to you, and you will not owe any interest with respect to such payments unless, and only to the extent that, a repayment obligation should arise under the terms of this letter agreement.

     If it is determined that the Bonus Payment exceeds the actual incentive bonus you earned in respect of 2000 under the 2000 Plan as determined under the terms of 2000 Plan, such excess will be paid to us by you within 30 days of our determination of the actual incentive bonus earned for 2000.

     Although we have no reason to believe that the merger will not be completed, nevertheless, if the merger is not completed and the merger agreement is terminated for any reason, you agree to pay us an amount equal to the sum of:
(i) the Transition Payment, (ii) the Merger Bonus, and (iii) the Warrant Payment. You must pay to us 60% of the aggregate amount owed to us under this paragraph no later than the earlier of (x) December 31, 2001 or (y) 30 days after the date the merger agreement is terminated. The remaining 40% will be payable as follows: (a) on the first day of each month following the month in which the merger agreement is terminated through December 1, 200[1][2], an amount equal to 25% of your gross monthly compensation will be due, payable through payroll deduction on each pay day during the month, which amount will be applied first to accrued but unpaid interest and any balance to the unpaid amount under this paragraph, and (b) on December 31, 200[1][2] all remaining unpaid amounts under this paragraph together with all accrued but unpaid interest will be due and payable.

     You acknowledge that notwithstanding your receipt of the Transition Payment and Merger Bonus on or before December 31, 2000, you must still satisfy all of the conditions to earning those amounts under your employment agreement with respect to the Transition Payment and the terms of the Merger Bonus with respect to the Merger Bonus. If (a) the merger is completed, you fail to satisfy any condition to earning your Transition Payment or Merger Bonus or both, and you are not otherwise entitled to retain the Transition Payment or Merger Bonus, as applicable, or (b) your employment with us terminates for any reason prior to the closing of the merger, you agree to pay to us an amount equal to the sum of the unearned Transition Payment, if any, and the unearned Merger Bonus, if any. Within 30 days after the date you fail to satisfy any condition under (i) your employment agreement in respect of the Transition Payment, you must pay to us an amount equal to the Transition Payment, and (ii) the terms of the Merger Bonus, you must pay to us an amount equal to the Merger Bonus.

     All amounts due under this letter agreement will bear interest at the short term Applicable Federal Rate as prescribed under the Internal Revenue Code from time to time, but in no event in excess of the maximum legal rate of interest (the "Applicable Federal Rate"). You may pay any or all amounts you owe under this letter agreement at any time without penalty or premium. If at any time you fail to make any of the payments owed to us under this letter agreement the interest rate shall increase to the Applicable Federal Rate, plus 2.5 percent, per annum, but in no event in excess of the maximum legal rate of interest ("Default Rate"). You authorize us to deduct these payments from your normal salary and other compensation payments. If for any reason your employment is terminated, notwithstanding any provision of this letter agreement to the contrary, any remaining unpaid amounts owed under this letter agreement will be due and payable on the date your employment is terminated; provided, however, if you are entitled to any severance payment in connection with the termination of your employment, we will forebear from pursuing immediate payment of a portion of the aggregate amounts owed by you under this letter agreement (after including an additional amount for continuing interest accrual) equal to the aggregate severance payments owed by us to you from time to time which are available to satisfy such obligation, with such severance payments remaining subject to our offset and other rights. If at any time you fail to make any of the payments owed to us under this letter agreement (even if Fairfield has agreed to forebear from enforcing a "Payment Default", as hereinafter provided), you hereby assign to us all proceeds you receive upon the sale of any shares of
(a) any restricted stock awarded to you by us or (b) our common stock you receive upon exercise of any of your options or warrants. We will have the right to offset any amounts owed to us under this letter agreement against any severance or change of control payments or any other amounts payable to you by us or our affiliates under your employment agreement or otherwise if your employment is terminated or if you have failed to make any payment under this letter agreement (even if Fairfield has agreed to forebear from enforcing a "Payment Default"). Except as provided in the second following sentence, failure to make any payment owed under this agreement (a "Payment Default") shall be deemed to constitute "cause" under your employment agreement and under any other plan or agreement. The foregoing deduction and offset rights shall not limit any other legal or equitable remedy available to us. If the reason for a Payment Default on December 31, 2002 is solely due to a shortfall of liquid funds reasonably available to you (from whatever source) in an amount no greater than an amount of refund being withheld by the IRS relating to a refund claimed (under a reasonable, good faith filing position) on your 2001 federal income tax return or amended 1999 or 2000 federal income tax return, by reason of the IRS contesting the deductibility of the repayments you made to Fairfield in 2001 (a "Refund Dispute"), then (a) Fairfield will forebear from claiming a Payment Default, so long as no other default or failure to make a payment exists hereunder, (b) such event shall not constitute "cause" under your employment agreement and under any other plan or agreement and (c) the Default Rate shall not apply to the amount at issue in connection with such Refund Dispute, in each case, so long as all three of the following conditions are met, and continue to be met during the existence of the Refund Dispute:

     1. You promptly provide Fairfield with such documents (including copies of all correspondence, notices, filings, briefs and other papers received or submitted by you or the IRS with the IRS, the Tax Court or any other court, relating to the Refund Dispute) as may reasonably be requested to substantiate the circumstances surrounding, and the ongoing status of, the Refund Dispute;

     2. You (joined by your wife, in the case of a joint return) assign, by January 10, 2003, your right to receive the amount of the refund relating to the Refund Dispute (the "Refund") to Fairfield, in such form as Fairfield may reasonably require; and

     3. You diligently pursue the IRS for payment of the Refund, and provide evidence of your actions in such regards to Fairfield as your Refund claim progresses.

     If and when the Refund is received, it shall be applied to your debt to Fairfield, in the manner provided herein. Pending the outcome of the Refund Dispute, you will nevertheless continue to be obligated to make payments from and after December 31, 2002, until the remaining unpaid amount, plus interest at the Applicable Federal Rate, is paid in full, with an amount equal to 25% of your gross monthly compensation continuing to be due, payable through payroll deduction on each pay day during the month, with payments to be applied to interest and principal in the same manner provided earlier in this agreement. The existence of the Refund Dispute shall not postpone your obligation to make repayment if your employment with Fairfield terminates for any reason. If you are unsuccessful in your Refund claim, it shall not effect your obligation to repay any amounts remaining owed to Fairfield hereunder.

     You will reimburse us for any costs, including without limitation, reasonable attorneys' fees and disbursements, we incur to enforce this letter agreement. If you fail to make any of the payments under this letter agreement, upon 30 days' written notice, we may demand full payment of all remaining amounts due unless during that 30-day period you cure any payment you failed to make, together with all accrued interest on that payment at the Default Rate. If you cure all unpaid amounts in that 30-day period, your payment obligations shall continue as if no default had occurred and shall bear interest at the Applicable Federal Rate (unless you fail to make any other payment). In the event you fail to cure any such payment default after payment in full is demanded, all remaining amounts owed to us and accrued and unpaid interest shall bear interest at the Default Rate until paid in full. You hereby waive any demand, presentment, or other notice that may otherwise be required except as expressly set forth in this letter agreement. This agreement shall be governed by the laws of the State of Florida without regard to principles of conflict of laws of that state.

     Please confirm your acceptance of these terms by countersigning where indicated below and returning this letter agreement to us.

                                       Sincerely,

                                       FAIRFIELD COMMUNITIES, INC.


                                       By:
                                           --------------------------------
                                               Executive Vice President


ACKNOWLEDGED AND AGREED:


---------------------------
[Employee]